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                                   EXHIBIT 4

                             SECOND AMENDMENT TO
                   AMENDED AND RESTATEMENT RIGHTS AGREEMENT


     This Second Amendment (the "Amendment") dated as of August 11, 2000, to the Amended and Restated Rights Agreement dated as of September 19, 1996, between Republic Group Incorporated, a Delaware corporation (the "Company"), and UMB Bank, N.A., as agent (the "Rights Agent").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, the Company proposes to enter into a letter agreement to be dated as of August 11, 2000 (the "Letter Agreement"), between the Company and Centex Construction Products, Inc. ("CXP"); and

     WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Letter Agreement and the transactions contemplated thereby pursuant to which, subject to the fulfillment of certain conditions, the Company may enter into a Merger Agreement with CXP and one of its subsidiaries and pursuant to which certain stockholders may execute and deliver Stockholder Agreements with CXP and such subsidiary; and

     WHEREAS, the Board of Directors of the Company has determined that in connection with the Letter Agreement and the transactions contemplated thereby, it is desirable to amend the Amended and Restated Rights Agreement dated as of September 19, 1996, between the Company and the Rights Agent, as amended (the "Rights Agreement"), as set forth herein; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein;

     NOW, THEREFORE, the Rights Agreement is amended, effective immediately prior to the execution and delivery of the Letter Agreement, as follows:

4. Proposed Transactions.  New Sections 3(g), 3(h) and 3(i) shall be added to
   ---------------------
   the Rights Agreement as follows:

          "(g) Notwithstanding anything in this Agreement to the contrary, (i) no Distribution Date or Stock Acquisition Date shall be deemed to have occurred or to occur, (ii) none of Centex Construction Products, Inc. ("CXP"), any of its Subsidiaries or any of their respective Affiliates or Associates (collectively, the "Acquisition Group") shall be deemed to have become an Acquiring Person and (iii) no holder of Rights shall be entitled to any rights or benefits pursuant to Section 7(a), Section 11(a), Section 13(a) or any other provision of this
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     Agreement, in each case by reason of (x) any of the approval, execution, delivery and performance of the letter agreement dated as of August 11, 2000, among the Company and Centex (the "Letter Agreement"), the CXP Merger Agreement (as defined in the Letter Agreement), or the Stockholders Agreements (as defined in the CXP Merger Agreement), by the parties thereto, (y) the approval of the CXP Merger Agreement by the stockholders of the Company or (z) the consummation of any of the transactions contemplated by the Letter Agreement, the CXP Merger Agreement or the Stockholders Agreements; provided that if one or more members of the Acquisition Group collectively become the Beneficial Owner of 15% or more of the Common Stock then outstanding in any manner other than as set forth in the Letter Agreement, the CXP Merger Agreement or the Stockholders Agreements, then the provisions of this sentence (other than this proviso) shall terminate.

          (e) Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement, including Sections 11(a)(ii), 13(a)(i) and 13(a)(ii), shall not apply to the consummation of any of the transactions contemplated by the Letter Agreement, the CXP Merger Agreement or the Stockholders Agreements.

          (f) This Agreement shall automatically terminate effective as of the Effective Time (as defined in the CXP Merger Agreement) immediately after the effectiveness of the conversion of the Common Stock of the Company and the Rights into the right to receive cash as set forth in the CXP Merger Agreement."

5. Effectiveness.  This Amendment shall be deemed effective as of the date first
   -------------
   set forth above and immediately prior to the execution of the Letter Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6. Miscellaneous.  This Amendment shall be deemed to be a contract made under
   -------------
   the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterpart shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                          [Signature page to follow.]
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                                   REPUBLIC GROUP INCORPORATED,
                                   a Delaware corporation



                                   By: /s/ Janey L. Rife
                                       -----------------------------------------
                                       Janey L. Rife
                                       Vice President, Treasurer and Secretary


                                   UMB BANK, N.A.,
                                   as Rights Agent


                                   By: /s/ R. William Bloemker
                                       -----------------------------------------
                                       R. William Bloemker
                                       Vice President